Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of the company as of December 31, 2012, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Where Incorporated
Organic Plant Health, LLC	United States